EXHIBIT 99.1

 MIG Announces That Its Russian Subsidiary PeterStar Has Expanded its Coverage by Entering Into an Agreement to Acquire a Murmansk Regional
                          Telephony Operator

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Aug. 3, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that its Russian telephony subsidiary, PeterStar, has entered into an agreement permitting it to acquire 100% of the outstanding shares of ASPOL-Diamant Murmansk ("ADM-Murmansk"), an alternative telephone operator in the Murmansk region of Northwest Russia. Through its telephony network, utilizing fiber-optic links and digital radio systems, ADM-Murmansk is among the three largest alternative telephone operators in the Murmansk region, focusing on the provision of voice, data and Internet services. The Murmansk region is among Russia's top regions with a very high Internet penetration rate, ranking third just after Moscow and St. Petersburg, and borders Finland and the Barents Sea (Arctic Ocean).
    PeterStar has entered into a binding share purchase agreement, subject only to Russian regulatory approvals, and anticipates approval for the completion of the transaction within the next two months. The consideration for the transaction is not significant and will be directly financed by PeterStar.
    ADM-Murmansk services approximately 6,000 Internet clients in the Murmansk region (population of 330,000) with more than 2 Terabytes per month of Internet traffic volume. In 2003, ADM-Murmansk had revenues of at least $0.7 million for Internet related product offerings.
    In making this announcement, Victor Koresh, General Director of PeterStar and MIG's Vice President of Russian Operations, commented:
"This acquisition reflects our commitment to expand operations throughout Russia's Northwest region. With the acquisition of a ADM-Murmansk, PeterStar makes another important step toward becoming one of the leading fixed telephone operators in Northwest Russia."
    Mr. Koresh further commented: "In 2004-2005, PeterStar intends to allocate at least $10.0 million for its regional development initiatives in Northwest Russia. This acquisition, strengthens our competitive positioning in markets that now stretch well beyond our original core St. Petersburg market."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications and media businesses in Russia and the Republic of Georgia. These include mobile and fixed line telephony businesses and wireless and wired cable television networks. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, and has substantially completed a program of gradual divestiture of its non-core media businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood of completion of the purchase of ADM-Murmansk and the Company's plans to allocate cash resources for regional development in Northwest Russia. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarter ended March 31, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25, 2004, July 9, 2004, July 14, 2004 and
July 26, 2004). The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.
    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com